EXHIBIT 10.2

DAY-TO-DAY MANAGEMENT AGREEMENT

This Day-to-Day Management Agreement (hereinafter referred to as the “Agreement”) is made and entered into as of April 9, 2024 (the “Commencement Date”), by and between Golden Matrix Group, Inc., a Nevada corporation (hereinafter referred to as “Parent”), and Zoran Milosevic, an individual (hereinafter referred to as “Milosevic”).

R E C I T A L S:

A. On June 28, 2023, Parent entered into an Amended and Restated Sale and Purchase Agreement of Share Capital (as amended from time to time, the “Purchase Agreement”) with Aleksandar Milovanović, Milosevic and Snežana Božović (collectively, the “Sellers”), the owners of Meridian Tech Društvo Sa Ograničenom Odgovornošću Beograd, a private limited company formed and registered in and under the laws of the Republic of Serbia; Društvo Sa Ograničenom Odgovornošću “Meridianbet” Društvo Za Proizvodnju, Promet Roba I Usluga, Export Import Podgorica, a private limited company formed and registered in and under the laws of Montenegro; Meridian Gaming Holdings Ltd., a company formed and registered in the Republic of Malta; and Meridian Gaming (Cy) Ltd, a company formed and registered in the republic of Cyprus (collectively, the “MB Subsidiaries”, and individually an “MB Subsidiary”).

B. Pursuant to the Purchase Agreement, which closed on the Commencement Date, the Parent acquired 100% of the MB Subsidiaries, with each MB Subsidiary becoming a wholly-owned subsidiary of Parent.

C. A material reason for the Parent’s interest in acquiring the MB Subsidiaries pursuant to the Purchase Agreement was the profitable, efficient operation of the MB Subsidiaries prior to the date hereof.

D. Given his existing role as Chief Executive Officer of the MB Subsidiaries, Milosevic is experienced in the management of the MB Subsidiaries and Parent desires for Milosevic to continue to manage the MB Subsidiaries on the terms and subject to the conditions set forth in this Agreement.

E. Parent desires to engage Milosevic to continue to manage the operation of the MB Subsidiaries and Milosevic desires to perform such services for Parent on the terms and conditions hereinafter specified.

F. The rights and obligations of the parties set forth herein shall be in addition to the terms of that certain Employment Agreement between the Parent and Milosevic dated on or around the date hereof (the “Employment Agreement”), provided that the entry into this Agreement is a required term and condition of the Purchase Agreement and Employment Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained and included in the Employment Agreement, and other good and valuable consideration, which the parties acknowledge receipt of and sufficiency of, the parties hereto agree as follows:

Day-to-Day Management Agreement

ARTICLE I.

TERMS OF ENGAGEMENT - STANDARDS OF PERFORMANCE

Section 1.01 Management. Parent hereby engages Milosevic as the manager of the MB Subsidiaries to supervise and direct the day-to-day operation of the MB Subsidiaries on the terms and conditions hereinafter set forth. Milosevic hereby accepts such engagement and agrees to manage the MB Subsidiaries and to diligently perform and discharge the duties and responsibilities set forth herein.

Section 1.02 Role. Milosevic shall manage the MB Subsidiaries through the continuation of his existing role as Chief Executive Officer of each of the MB Subsidiaries.

ARTICLE II.

TERM

Section 2.01 Term. The Initial Term of this Agreement (hereinafter referred to as the “Term”) shall commence on the Commencement Date and shall expire on the 2nd anniversary of the Commencement Date, unless otherwise extended with the mutual agreement of the parties.

Section 2.02 Termination. Subject to Section 9.01, (a) Parent shall have the right to terminate this Agreement immediately, upon the termination of the Employment Agreement for any reason, other than without cause, in accordance with its terms; (b) Milosevic shall have the right to terminate this Agreement immediately upon the termination of that certain Voting Agreement entered into on or around the date hereof by Parent and each of the Sellers (the “Voting Agreement”); and (c) notwithstanding anything therein to the contrary, Milosevic shall have the right to terminate the Voting Agreement immediately upon the expiration or termination of this Agreement. This Agreement may also be terminated upon a Default hereof as described in Article VII.

Section 2.03 Rights and Obligations Upon Termination. No party shall have any rights or obligations hereunder after termination of this Agreement as set forth in Section 2.02, above, except that Milosevic shall promptly deliver to Parent all records, contracts, leases, receipts for deposits, unpaid bills and other data and documents in possession of Milosevic relating to the MB Subsidiaries. Any expiration or termination of this Agreement shall in no way affect or impair any rights or obligations of either party hereto arising (i) prior to such expiration or termination or (ii) under the Employment Agreement.

ARTICLE III.

MANAGEMENT FEE

Section 3.01 Management Fee. Parent shall pay Milosevic compensation with respect to his services hereunder in the amount of Ten U.S. Dollars ($10.00) per year, separate and in addition to whatever additional compensation may be owed to Milosevic by the Parent or the MB Subsidiaries under the Employment Agreement.

Day-to-Day Management Agreement

ARTICLE IV.

BUDGET FOR THE MB SUBSIDIARIES

Section 4.01 Budget. At least once per calendar year, but more frequently at the request of Milosevic and/or the Parent’s Chief Executive Officer (the “CEO”) (but not more frequently than semi-annually), Milosevic shall cause the preparation of a budget for the upcoming year (or such shorter period as the parties may in their discretion determine) for the MB Subsidiaries (the “Budget”). Milosevic shall submit the Budget to the CEO for his/her approval (not to be unreasonably delayed or withheld). If the CEO responds with any reasonable objections or requests for edits, then Milosevic shall, within ten (10) business days, cause the implementation of the same and re-submit the Budget to the CEO for approval. If at any time the CEO does not respond within ten (10) business days, then the Budget shall be deemed approved. If at any point Milosevic and the CEO cannot agree to the terms of a Budget within a relevant ten (10) business day period, (i) the Budget already then in effect shall “roll over” and continue to govern, subject to any and all changes to which Milosevic and the CEO agreed; and (ii) the independent members of the Parent’s Board of Directors shall consider the items in dispute and approve the Budget for the applicable period for which a Budget is sought, which shall become the approved Budget of the parties. The Budget shall include expenses on a line-item basis. Each of the parties hereto acknowledge and agree that the Budget will represent an estimate only, and that actual expenditures may vary from those set forth in the applicable Budget.

ARTICLE V.

DUTIES AND RESPONSIBILITIES OF MILOSEVIC

During the Term, Milosevic shall have the following duties and responsibilities, except when performance thereof is prevented by strikes, fire, casualty, labor/work stoppage, pandemic/epidemic, or any other “act of God” or event beyond his control:

Section 5.01 Operation and Management. Milosevic shall operate and manage the day-to-day operations of the MB Subsidiaries in a commercially reasonable, customary, businesslike, and efficient manner. The services of Milosevic hereunder are to be of a scope and quality not less than those generally performed by executives/managers of other similarly-situated entities in the jurisdictions where the MB Subsidiaries operate. Milosevic shall consult with the Parent and keep the Parent advised as to all major or extraordinary matters and decisions affecting the MB Subsidiaries.

Section 5.02 Records and Compliance. Milosevic shall use commercially reasonable efforts to cause the MB Companies to truthfully, accurately, and promptly prepare, maintain, and preserve all records and reports that the Parent may, from time to time, request or require, fully account for all material money, records, equipment, materials, or other property belonging to the Parent of which an MB Subsidiaries may have custody, and promptly pay and deliver the same whenever an MB Company may be reasonably directed to do so by the Parent, consistent with this Agreement. Milosevic shall use commercially reasonable efforts to cause the MB Subsidiaries to maintain the Parent’s compliance with all rules and regulations of the Securities and Exchange Commission (“SEC”), and reporting requirements for publicly traded companies under the Securities Exchange Act of 1933, as amended (the “Exchange Act”). Milosevic shall at all times comply, and use commercially reasonable to cause the MB Subsidiaries to comply, with the then-current good corporate governance standards and practices as prescribed by the SEC, any exchange on which the Parent’s capital stock or other securities may be traded and any other applicable governmental entity, agency or organization.

Day-to-Day Management Agreement

Section 5.03 Laws. Milosevic shall use commercially reasonable efforts to cause the MB Subsidiaries to act in material compliance with (i) any and all judicial decisions, orders, injunctions, writs, statutes, laws, rulings, rules, codes, regulations, permits, certificates, or ordinances of any courts, boards, agencies, commissions, offices, or authorities of any nature whatsoever of any governmental unit (federal, state, county, district, municipal, city, or otherwise) and any quasi-governmental authorities and other agencies and organizations, whether now or hereafter in existence, which have jurisdiction over all or any portion of the MB Subsidiaries’ operations, and (ii) any and all insurance requirements, documents, or instruments relating to Parent, Milosevic or the MB Subsidiaries (hereinafter referred to as the “Laws”).

Section 5.04 Compliance with Budget. Milosevic shall use commercially reasonable efforts to cause the MB Subsidiaries to operate in accordance with the Budget and the other terms and conditions of this Agreement.

Section 5.05 Extraordinary Expenses. Except in the event of a bona fide emergency, Milosevic shall use commercially reasonable efforts to cause the MB Companies to obtain the approval of Parent and/or Parent’s Board of Directors for any line-item expenses of the MB Subsidiaries which are more than $3 million greater than those estimated as set forth in the Budget, or which exceed that threshold and are not included in the Budget.

Section 5.06 Notice and Updates. Milosevic shall promptly advise the Parent upon request as to the general status of the operations of the MB Subsidiaries and shall promptly notify the Parent of any issue, concern, threat, or event, whatsoever that is reasonably likely to materially adversely affect the revenue, net income, expenses, employees, or operations of the MB Subsidiaries.

ARTICLE VI.

DUTIES AND RESPONSIBILITIES OF PARENT

During the Term, Parent shall have the following duties and responsibilities:

Section 6.01 Operation and Management. Parent shall operate and manage its, and its subsidiaries that are not MB Subsidiaries (“Non-MB Subsidiaries”), day-to-day operations in a commercially reasonable, customary, businesslike, and efficient manner. The services of its chief executive officer are to be of a scope and quality not less than those generally performed by executives/managers of other similarly-situated entities in the jurisdictions where the Parent and Non-MB Subsidiaries operate.

Section 6.02 Records and Compliance. Parent and its Non-MB Subsidiaries shall truthfully, accurately, and promptly prepare, maintain, and preserve all records and reports required by law or customarily kept by similarly-situated entities in the jurisdictions where the Parent operates, including records and reports which fully account for all material money, records, equipment, materials, or other property belonging to the Parent. Parent and its Non-MB Subsidiaries shall maintain its compliance with all rules and regulations of the SEC and reporting requirements for publicly traded companies under the Exchange Act. Parent and its Non-MB Subsidiaries shall at all times comply with the then-current good corporate governance standards and practices as prescribed by the SEC, any exchange on which the Parent’s capital stock or other securities may be traded and any other applicable governmental entity, agency or organization.

Day-to-Day Management Agreement

Section 6.03 Laws. Parent and its Non-MB Subsidiaries shall act in material compliance with all Laws.

Section 6.04 Cooperation and Assistance. Parent shall provide reasonable cooperation and assistance to Milosevic and the MB Subsidiaries to permit them to (i) satisfy all of the obligations set forth in Article V (e.g., with respect to Section 5.02, Parent shall provide Milosevic and the MB Subsidiaries with instructions and advice with respect to the relevant SEC rules and regulations and Exchange Act reporting requirements); and (ii) to generally maximize their profitability.

Section 6.05 Non-Interference. Parent shall, consistent, and in accordance with the terms of this Agreement, allow Milosevic to operate and manage the day-to-day operations of the MB Subsidiaries without undue interference.

ARTICLE VII.

DEFAULT

Section 7.01 Default by Milosevic. The following events shall be a “Default” of Milosevic hereunder: (i) Milosevic’s fraud, gross negligence or willful misconduct in the performance of his obligations hereunder; or (ii) the material breach by Milosevic of any of his obligations hereunder, if such breach is not cured within such thirty (30) days after written notice to Milosevic is provided by Parent, or if such breach cannot reasonably be cured within thirty (30) days, if Milosevic fails to commence the cure thereof within said thirty (30) day period and thereafter fails to diligently pursue said cure or if Milosevic fails to complete said cure within sixty (60) days of such breach.

Section 7.02 Default by Parent. The following events shall be a “Default” of Parent hereunder: (i) Parent’s fraud, gross negligence or willful misconduct in the performance of its obligations hereunder; or (ii) the breach by Parent of any of its obligations hereunder, if such breach is not cured within such thirty (30) days after written notice to Parent is provided by Milosevic, or if such breach cannot reasonably be cured within thirty (30) days, if Parent fails to commence the cure thereof within said thirty (30) day period and thereafter fails to diligently pursue said cure or if Parent fails to complete said cure within sixty (60) days of such breach.

Section 7.03 Remedy. Upon the occurrence of an event of Default by Milosevic or Parent under Section 7.01 or Section 7.02 hereof, the non-defaulting party may terminate this Agreement by providing written notice to the defaulting party.

Day-to-Day Management Agreement

ARTICLE VIII.

NOTICES

Section 8.01 Notices. All notices and other communications hereunder (“Notices”) shall be in writing and shall be deemed given if delivered via e-mail with no bounce-back or “undeliverable” message, if to the Parent, to Anthony Brian Goodman at brian@goldenmatrix.com and if to Milosevic at z@meridianbet.com (with a copy at mg@h2law.com) (or at such other address for a Party as shall be specified by like notice with at least five days prior written notice). Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given: in the case of a notice sent by email that the computer of the person sending the email message has generated a receipt evidencing that the recipient has read the email message; upon telephone confirmation of receipt; or upon email reply from the person to whom the email was sent (i) confirming receipt of the email, or (ii) responding to the email and including the text thereof in the body of the response.

ARTICLE IX.

MISCELLANEOUS

Section 9.01 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and neither Party shall assign this Agreement or subcontract out his or its obligations hereunder without the prior written consent of the other Party. Notwithstanding the preceding sentence, if Milosevic were to pass away, become materially disabled/impaired, or cease to be employed by the Parent or MB Subsidiaries, then (prior to any potential termination under Section 2.02 taking effect) one of the other Sellers has the right to appoint a successor to the role of Chief Executive Officer and day-to-day manager of the MB Subsidiaries (the “Designee”), and upon such appointment and upon the execution of a joinder to this Agreement by such Designee, in form reasonably acceptable to Parent, confirming Designee’s agreement to each provision hereof as originally made by Milosevic hereunder, (i) this Agreement shall be automatically deemed, with no further action required, to have been assigned by Milosevic to such Designee, and (ii) Parent shall be deemed to have consented to such assignment.

Section 9.02 Integration; Amendment. This Agreement, including any exhibits attached hereto and the Purchase Agreement, Employment Agreement, and other documents and instruments contemplated therein, constitutes the entire agreement between the parties hereto relative to the subject matter hereof. Any prior negotiations, representations, warranties, correspondence or understandings relative to the subject matter hereof shall be deemed to be merged in this Agreement, except for those obligations and rights set forth in the Employment Agreement. This Agreement may not be amended or modified, except in writing, executed by each of the parties hereto. If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held to be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law.

Day-to-Day Management Agreement

Section 9.03 Governing Law; Venue. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the internal laws of the State of Nevada, including its statutes of limitations, without regard to any borrowing statute that would result in the application of the statute of limitations of any other jurisdiction. Any actions and proceedings arising out of or relating directly or indirectly to this Agreement or any ancillary agreement or any other related obligations shall be litigated solely and exclusively in the state or federal courts located in Las Vegas, Clark County, Nevada, and those such courts are convenient forums. Each party hereby submits to the personal jurisdiction of such courts for purposes of any such actions or proceedings.

Section 9.04 Jury Waiver. TO THE EXTENT PERMITTED BY LAW, IT IS MUTUALLY AGREED BY AND BETWEEN PARENT AND MILOSEVIC THAT THE RESPECTIVE PARTIES HERETO SHALL, AND THEY DO HEREBY, WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BETWEEN THE PARTIES HERETO OR THEIR SUCCESSORS OR ASSIGNS ON ANY MATTERS ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS AGREEMENT AND THE RELATIONSHIP OF PARENT AND MILOSEVIC.

Section 9.05 No Presumption from Drafting. This Agreement has been negotiated at arm’s-length between persons knowledgeable in the matters set forth within this Agreement. Accordingly, given that all parties have had the opportunity to draft, review and/or edit the language of this Agreement, no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any action relating to, connected with or involving this Agreement. In particular, any rule of law, legal decisions, or common law principles of similar effect that would require interpretation of any ambiguities in this Agreement against the party that has drafted it, is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to affect the intentions of the parties.

Section 9.06 Review and Construction of Documents. Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; and (e) this Agreement is the result of arm’s length negotiations conducted by and among the parties and their respective counsel.

Day-to-Day Management Agreement

Section 9.07 Counterparts, Effect of Facsimile, Emailed and Photocopied Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine, DocuSign-style software, or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (including email) or as an electronic download (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party, each other party shall re execute the original form of this Agreement and deliver such form to all other parties. No party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Remainder of page left intentionally blank. Signature page follows.]

Day-to-Day Management Agreement

IN WITNESS WHEREOF, Parent and Milosevic have caused this Agreement to be executed as of the day and year first above written.

“Parent”

GOLDEN MATRIX GROUP, INC.

By:/s/ Anthony Brian Goodman
Name: Anthony Brian Goodman
Chief Executive Officer

“Milosevic” /s/ Zoran Milosevic Zoran Milosevic

Day-to-Day Management Agreement